Exhibit 99.1

Media Contact:	Misty Skipper
(904) 366-2949
Investor Contact:	David Baggs
(904) 366-2949

CSX CORPORATION ANNOUNCES NOTICE OF PURCHASE OPTION

FOR CONVERTIBLE DEBENTURES

JACKSONVILLE, Fla., Sept. 30, 2005 – CSX Corporation (NYSE: CSX) today announced that it has notified holders of its Zero Coupon Convertible Debentures Due 2021 of the company’s obligation to purchase any of the debentures for $852.48 per $1,000 principal amount at maturity of the debentures that are properly delivered to the company and not withdrawn before 5 p.m., Eastern time, Oct. 27, 2005. If the debentures are required to be purchased by CSX, they will be purchased for cash, paid promptly following the later of Oct. 30, 2005, or the book-entry transfer of the debentures to JPMorgan Chase Bank, N.A., as trustee for the debentures. The procedures that holders must follow in electing to require CSX to purchase their debentures are set forth in the debentures and have been provided in a notice delivered to holders through The Depository Trust Company by the trustee. A copy of the notice is also posted at the company’s website, www.csx.com.

CSX Corporation, based in Jacksonville, Fla., owns companies providing rail, intermodal and rail-to-truck transload services that are among the nation’s leading transportation companies, connecting more than 70 river, ocean and lake ports, as well as more than 230 short line railroads. Its principal operating company, CSX Transportation Inc., operates the largest railroad in the eastern United States with a 22,000-mile rail network linking commercial markets in 23 states, the District of Columbia, and two Canadian provinces. CSX Intermodal is a stand-alone integrated intermodal company, serving customers with its own truck and terminal operations plus a dedicated domestic container fleet. More information about CSX Corporation and its subsidiaries is available at the company’s website, www.csx.com.

###